Exhibit 99.1

For More Information Contact:
Investors:	Media:
Jayne L. Cavuoto-Krafchik	Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Announces Hiring of Two New Officers

Woodbury, NY – June 29, 2004 – Delta Financial Corporation (Amex: DFC), a specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans, announced today the hiring of two new officers. William Walter was hired as Senior Vice President and Assistant CFO, and Richard Schneider was hired as Vice President of Corporate Tax. Both Mr. Walter and Mr. Schneider come to Delta from New York Community Bank, formerly Roslyn Savings Bank, where they held similar positions.

William Walter has over 16 years of experience in the financial services industry. Prior to joining Delta, Mr. Walter previously held senior positions at New York Community Bank, formerly Roslyn Savings Bank, where he was responsible for all aspects of financial reporting, and KPMG, where he managed multiple audit teams. He is a Certified Public Accountant and will be involved in all aspects of the Company’s financial reporting, in addition to assisting the CFO with his day-to-day responsibilities.

Richard Schneider has worked in the corporate tax arena for over 24 years. Prior to joining Delta, Mr. Schneider held senior tax positions at New York Community Bank, formerly Roslyn Savings Bank, and KPMG. He is a Certified Public Accountant, and will be responsible for tax compliance and tax planning for the Company.

Hugh Miller, President and CEO of Delta Financial Corporation said, “I am delighted to welcome such top level talent to Delta’s team. With their depth of experience, I am confident they will complement Delta’s existing management team.”

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming mortgage loans primarily in 26 states. Loans are originated through a network of approximately 1,700 independent brokers and the Company’s retail offices. Since 1991, Delta has sold approximately $9.8 billion of its mortgages through 39 securitizations.